EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Aames Investment Corporation 2004 Equity Incentive Plan of our reports dated August 31, 2004 with respect to the consolidated financial statements of Aames Financial Corporation for the year ended June 30, 2004 and the financial statements of Aames Investment Corporation for the period February 27, 2004 (inception) through June 30, 2004 included in the Prospectus of Aames Investment Corporation dated November 2, 2004 filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act (Registration No. 333-113890).

/s/ ERNST & YOUNG LLP

Los Angeles, California

November 16, 2004